                                                                   EXHIBIT 11.1

                              TANISYS TECHNOLOGY, INC.
        CALCULATION FOR WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
                      FOR FISCAL YEAR ENDED SEPTEMBER 30, 1998

                                                                                                 Weighted             Weighted
                                                      Common           Common                     Average       Average Number
                                                       Share           Shares          Days     Number of            of Shares
  Date                 Description                  Activity      Outstanding   Outstanding        Shares          Outstanding
  -----------------    ------------------------     --------      -----------   -----------     ---------       --------------
  September 30, 1997   Balance                                     20,334,714            21     1,169,942
  October 21, 1997     Exercise of stock warrants     75,000       20,409,714            62     3,466,856
  December 22, 1997    Exercise of stock warrants     50,000       20,459,714            38     2,130,052
  January 29, 1998     Exercise of stock warrants     50,000       20,509,714            25     1,404,775
  February 23, 1998    Exercise of stock options     200,000       20,709,714             3       170,217
  February 26, 1998    Exercise of stock warrants     20,000       20,729,714           210    11,926,685
  September 24, 1998   Exercise of stock warrants     30,000       20,759,714             6       341,255
  September 30, 1998   Exercise of stock warrants     40,000       20,799,714             -             -
  September 30, 1998   Balance                                     20,799,714                                       20,609,782

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